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                                                                    Exhibit 23.2


                       Consent of Independent Accountants


We consent to the incorporation by reference in the Registration Statements of Safeguard Scientifics, Inc. on Form S-8 (File Nos. 33-41853, 33-48579, 33-48462, 2-72362, 33-72559, 33-72560, 333-75499, 333-75501, and 333-86777) and on Form
S-3 (File Nos. 333-86675, 333-31296 and 333-32512) of our report dated February 10, 2000, except for the first paragraph of Note M, as to which the date is March 2, 2000, on our audits of the consolidated financial statements of Cambridge Technology Partners (Massachusetts), Inc. as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, which report is included in the December 31, 1999 Annual Report of Safeguard Scientifics, Inc. on Form 10-K/A.


/s/ PricewaterhouseCoopers LLP
    -----------------------------




Boston, Massachusetts
March 29, 2000